Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-203664

XCEL ENERGY INC.

(a Minnesota corporation)

$400,000,000 2.40% SENIOR NOTES, SERIES DUE MARCH 15, 2021

$350,000,000 3.30% SENIOR NOTES, SERIES DUE JUNE 1, 2025

Issuer: Issue Format: Expected Ratings*: Security Type: Pricing Date: Settlement Date:	Xcel Energy Inc. (a Minnesota corporation) SEC Registered A3/BBB+/BBB+ (Moody’s/Standard & Poor’s/Fitch) Senior Notes March 3, 2016 March 8, 2016 (T+3)
	2021 Bonds	2025 Bonds
Principal Amount:	$400,000,000	$350,000,000 (Reopening of 3.30% Senior Notes, Series due June 1, 2025, of which $250,000,000 was previously issued on June 1, 2015), for a total principal amount outstanding of $600,000,000
Maturity Date:	March 15, 2021	June 1, 2025
Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning on September 15, 2016	Semi-annually on June 1 and December 1, beginning on June 1, 2016
Reference Benchmark:	1.125% due February 28, 2021	1.625% due February 15, 2026
Benchmark Price:	98-31+	98-02
Benchmark Yield:	1.336%	1.839%
Re-offer Spread:	+107 bps	+137 bps
Re-offer Yield:	2.406%	3.209%
Coupon:	2.40%	3.30% (interest on the 2025 Bonds will accrue from December 1, 2015)
Price to Public:	99.972%

100.685% of the 2025 Bonds, plus accrued interest from December 1, 2015 to but excluding March 8, 2016 (the total amount of accrued interest on March 8 will be $8.89 per $1,000 principal amount of the 2025 Bonds)

Net Proceeds to Issuer:	$397,488,000 (before transaction expenses)	$350,122,500 (before transaction expenses)
Make-Whole Call:	Prior to February 15, 2021 (the par call date for the 2021 Bonds), T+20 bps (calculated to the par call date for the 2021 Bonds)	Prior to December 1, 2024 (the par call date for the 2025 Bonds), T+20 bps (calculated to the par call date for the 2025 Bonds)
Par Call:	On or after February 15, 2021, at par	On or after December 1, 2024, at par
Minimum Denominations:	$1,000	$1,000
CUSIP/ISIN:	98389BAS9 / US98389BAS97	98389BAR1 / US98389BAR15
Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, BNP Paribas Securities Corp. toll free at 1-800-854-5674, Mitsubishi UFJ Securities (USA), Inc. toll free at 1-877-649-6848, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.